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Exhibit 99.2

Universal Access Announces Fourth Quarter and Full-Year 2002 Results

        CHICAGO—April 8, 2003—Universal Access Global Holdings Inc. (Nasdaq: UAXS) today announced results for the quarter ended December 31, 2002 and for full-year 2002.

Fourth Quarter Operating Results

        For the quarter ended December 31, 2002, revenues of $20.9 million declined 23% sequentially compared to $27.0 million in the third quarter. Third quarter revenues included $2.7 million recognized from customer settlements. Excluding these customer settlements, revenues declined 14% in the fourth quarter, as the impact of circuit disconnections outpaced new circuit installations.

        Fourth quarter gross profit was $4.4 million versus $9.9 million in the preceding quarter and gross margin was 21.0% versus 36.5% in the prior quarter. Excluding the impact of customer settlements in the third quarter, gross margin would have been 29.4%.

        Operations and administration expense [excluding stock compensation]declined again in the fourth quarter by 28% to $7.7 million from $10.7 million in the preceding quarter.

        "We have continued to reduce operations and administration expenses in the quarter to reflect market conditions, while maintaining our ability to satisfy our customers and improve our capabilities," noted CFO Randy Lay.

        The net loss in the fourth quarter was ($14.6 million) or ($0.15) per share. This included an $8.2 million impairment charge related to the Company's UTX facilities and, to a lesser extent, other fixed assets. Excluding the impairment charge and a $0.3 million reversal of previous restructuring charges, the fourth quarter net loss would have been ($6.7 million) or ($0.07) per share. Third quarter net income was $4.5 million or $0.04 per share, and included a $9.6 million reversal of a restructuring charge due to the favorable outcome of lease negotiations with landlords. Excluding the reversal, the third quarter net loss would have been ($5.2 million) or ($0.05) per share.

Full-Year 2002 Results

        In 2002, the private line market was significantly affected by weak enterprise IT spending, as well as carrier retrenchments and bankruptcies. During 2002, Universal Access recorded revenues of $101.2 million, down 17.3% from $122.4 million for the same period last year. The decline was due principally to revenues lost from several customer bankruptcies in the first half of the year as well as historically high disconnection rates. Gross profit for the 2002 period was $26.1 million, down 34% from 2001, primarily due to margin drag effects caused by circuits maintained for, but not paid for, by bankrupt customers. Gross margin for 2002 was 26% compared to 32% for the year ago period.

        Operations and administration expense fell 27% to $53.7 million from $73.2 million a year ago. The reduction in operating expenses was a direct result of the actions taken by the Company to reduce headcount and to reduce and rationalize real estate obligations. Net loss for the full-year 2002 was ($94.8) million, or $(0.96) per share, versus ($108.6) million, or $(1.17) per share, in 2001.

Cash Position

        The Company finished the quarter with $16.3 million in cash (including cash, cash equivalents, short-term investments and restricted cash) compared to $17.3 million at the end of the third quarter.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

        This release contains forward-looking statements based on current expectations, forecasts and assumptions, including but not limited to statements that Universal Access will continue to reduce operations and administration expenses. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties including, without limitation, difficulty forecasting our future cash requirements and expenditures and results of operations due to our limited operating history, potential increases in circuit disconnections, credit problems or potential bankruptcies or restructurings of significant clients or vendors, potential inability to negotiate reductions in expenses with landlords and vendors, resources devoted to pending legal actions, the need to raise additional capital, the challenge of attracting new clients or increasing sales to existing clients, difficulties or delays in provisioning circuits or completing a transfer of circuits, difficulties in automating processes and increasing employee productivity, difficulty or delays in software development, the new and unproven nature of the market for the Company's UTX services and the risk that the market for these services will fail to develop as expected, difficulties or delays in operating UTX facilities or optical networking equipment, potential inability to maintain and expand UIX databases, and competition in the Company's industry. For other risks and uncertainties applicable to the Company's business, refer to the Company's Securities and Exchange Commission filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
	(Unaudited)	(Unaudited)
Revenues	$20,926	$35,671	$101,155	$122,389
Costs and expenses:
Cost of circuit access	16,541	23,936	75,067	82,772
Operations & administration (excluding stock compensation)	7,721	12,912	53,693	73,181
Operations & administration (stock compensation)	545	13,587	2,708	28,343
Impairment of property, plant & equipment	8,202	86	54,227	587
Impairment of goodwill	—	—	4,472	—
Depreciation & amortization	2,886	4,814	15,857	13,864
Restructuring	(274)	(5,441)	(9,899)	35,438
Total costs and expenses	35,621	49,894	196,125	234,185
Operating income (loss)	(14,695)	(14,223)	(94,970)	(111,796)
Other Income (expense), net	115	47	134	3,226
Net Income (loss)	(14,580)	(14,176)	(94,836)	(108,570)
Net Income (loss) per weighted average share, basic & diluted	$(0.15)	$(0.15)	$(0.96)	$(1.17)
Weighted average shares, basic & diluted	98,673	94,659	98,507	92,546

UNIVERSAL ACCESS GLOBAL HOLDINGS INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$12,353	$20,758
Short-term investments	—	26,299
Accounts receivable, net	4,566	11,133
Accounts receivable related parties, net	—	4,786
Other receivables	86	3,672
Prepaid expenses and other current assets	2,588	2,316
Total current assets	19,593	68,964
Restricted cash	3,900	13,639
Property and equipment, net	20,617	84,567
Goodwill	—	4,472
Intangible assets, net	—	719
Other long-term assets	2,607	3,290
Total assets	$46,717	$175,651
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,382	$9,386
Non income taxes payable	1,071	1,835
Accrued compensation	80	3,005
Accrued carrier expenses	15,611	8,894
Accrued expenses and other current liabilities	1,971	5,759
Unearned revenue	9,813	15,148
Current portion of term loans	—	1,154
Current obligation under capital leases	—	2,364
Short-term restructuring liablity	773	5,422
Total current liabilities	31,701	52,967
Obligations under capital leases net of current portion	—	1,063
Security deposits payable	1,859	357
Restructuring liability	4,274	22,300
Total liabilities	37,834	76,687
Stockholders' equity:
Common stock, $.01 par value; 1,000,000,000,000 shares authorized; 99,179,341 and 100,492,778 shares issued and outstanding	992	1,005
Common stock warrants	129	129
Additional paid-in-capital	283,165	291,603
Deferred stock plan compensation	(3,010)	(14,171)
Accumulated deficit	(271,793)	(176,957)
Accumulated other comprehensive income	40	(18)
Notes receivable—employees	(640)	(2,627)
Total stockholders' equity	8,883	98,964
Total liabilities and stockholders' equity	$46,717	$175,651

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  Exhibit 99.2